As filed with the Securities and Exchange Commission on April 1, 2013

Registration No. 333-84079

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

JEFFERIES GROUP LLC

(Exact name of registrant as specified in its charter)

Delaware	95-4719745
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

520 Madison Avenue

New York, New York 10022

(Address of principal registered offices) (Zip Code)

JEFFERIES GROUP, INC 1999 INCENTIVE COMPENSATION PLAN

JEFFERIES GROUP, INC 1999 DIRECTORS’ STOCK COMPENSATION PLAN

JEFFERIES GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN

JEFFERIES GROUP, INC. SUPPLEMENTAL STOCK PURCHASE PLAN

(Full title of the Plans)

Michael J. Sharp

Jefferies Group LLC

520 Madison Avenue

New York, New York 10022

(Name and address of agent for service)

(212) 284-2550

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

Jefferies Group LLC (the “Company”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8, Registration No. 333-84079, filed with the Securities and Exchange Commission (the “SEC”) on July 29, 1999 (the “Registration Statement”). The Registration Statement registered 6,800,000 shares which, as adjusted for subsequent stock splits and stock dividends, became 27,200,000 shares, of the Company’s common stock, par value $0.01 (“Common Stock”), to be offered or sold pursuant to the Company’s 1999 Incentive Compensation Plan, 1999 Directors’ Stock Compensation Plan, Employee Stock Purchase Plan and Supplemental Stock Purchase Plan (the “Shares”).

As previously announced, on March 1, 2013, the Company and Leucadia National Corporation (“Leucadia”) completed a series of transactions (collectively, the “Transactions”) that included, among others, what are referred to as the First Merger and Second Merger (each, as defined below). The Company entered into that certain Agreement and Plan of Merger, dated as of November 11, 2012 (the “First Merger Agreement”), by and among the Company, JSP Holdings, Inc. (“New Jefferies”) and Jasper Merger Sub, Inc. (“Merger Sub One”) and that certain Agreement and Plan of Merger, dated as of November 11, 2012 (the “Second Merger Agreement”), by and among Leucadia, Limestone Merger Sub, LLC (“Merger Sub Two”), the Company, New Jefferies and Merger Sub One. Pursuant to the First Merger Agreement, Merger Sub One merged into the Company and each outstanding share of Common Stock was automatically converted into and became one share of common stock, par value $0.001 per share, of New Jefferies (“New Jefferies Common Stock”). This transaction is referred to as the “First Merger.” Immediately after the First Merger, Jefferies Group, Inc. converted into Jefferies Group LLC, a Delaware limited liability company. Pursuant to the Second Merger Agreement, New Jefferies merged into Merger Sub One and each issued and outstanding share of New Jefferies converted into the right to receive 0.81 common shares, par value $1.00 per share, of Leucadia together with cash (without interest) in lieu of fractional shares and the Company (now Jefferies Group LLC) became an indirect wholly owned subsidiary of Leucadia. This transaction is referred to as the “Second Merger.”

In connection with these transactions, the Company has terminated its offers and sales of Shares covered by the Registration Statement. In connection with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, the Company hereby removes from registration the remaining unsold Shares under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-84079 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 1, 2013.

JEFFERIES GROUP LLC

By:	/s/ Peregrine C. Broadbent
Peregrine C. Broadbent
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-84079 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard B. Handler Richard B. Handler	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 1, 2013

/s/ Peregrine C. Broadbent Peregrine C. Broadbent	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2013

/s/ Brian P. Friedman Brian P. Friedman	Director and Chairman, Executive Committee	April 1, 2013

/s/ W. Patrick Campbell W. Patrick Campbell	Director	April 1, 2013

/s/ Richard G. Dooley Richard G. Dooley	Director	April 1, 2013

/s/ Robert E. Joyal Robert E. Joyal	Director	April 1, 2013

/s/ Michael T. O’Kane Michael T. O’Kane	Director	April 1, 2013

/s/ Joseph S. Steinberg Joseph S. Steinberg	Director	April 1, 2013